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Exhibit 99.1

[KNOLOGY LETTERHEAD]

Contact:
Rob Mills
CFO
Knology, Inc.
706-645-8970
rob.mills@knology.com

KNOLOGY REPORTS STRONG REVENUE AND EBITDA
IN SECOND QUARTER 2003

WEST POINT, Ga.—(August 11, 2003)—Knology, Inc. ("Knology") announced its second quarter 2003 results today, posting strong revenue and EBITDA performance. Knology's consolidated revenue totaled $42.9 million for the second quarter 2003, up $2.2 million, or 5%, compared with the first quarter 2003 and up $8.0 million, or 23%, compared with the second quarter 2002.

Knology reported EBITDA, as adjusted (a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; charges related to reorganization; non-cash stock option compensation; special litigation expenses; gain on warrants; and other expenses), of $8.6 million for the second quarter 2003, up $2.3 million, or 36%, compared with the first quarter 2003 and up $3.9 million, or 84%, compared with the second quarter 2002. The growth in EBITDA, as adjusted, was the result of the increased revenue, and in part, a reduction of network costs associated with grooming the telephone and data network.

Knology reported a net loss of $(19.4) million during the second quarter 2003 compared with a net loss of $(20.5) million during the first quarter 2003 and a net loss of $(24.3) million during the second quarter 2002.

The company reported 310,794 total connections and 443,159 marketable passings at quarter end. During the second quarter of 2003 total on-net connections grew by 4,178, with video, on-net telephone and high speed data connections amounting to 132,163, 115,268 and 58,031, respectively, as of J7une 30, 2003.

Subsequent to quarter end, on July 18, Knology announced that it had entered into a definitive agreement to purchase certain broadband and cable assets from Verizon Media Ventures Inc. The assets to be purchased are in Pinellas County, Florida and the city of Cerritos, California, and these two new markets will add approximately 291,000 marketable passings, 64,000 video connections and 11,000 data connections to the eight existing Knology markets. The assets will be purchased for $15.0 million cash, and the transaction is expected to close by the end of the year.

Rob Mills, Chief Financial Officer, commented, "Although we experienced a seasonally soft quarter in terms of net connection growth, we are pleased with our solid revenue and EBITDA performance. We continue to manage our costs and expenses well and have been successful controlling our capital spending. We will continue to focus on adding profitable connections as we move forward with the closing and integration of the Verizon Media properties."

A conference call will be held Tuesday, August 12, at 10:00 am Eastern Time with Rodger Johnson, President and Chief Executive Officer, and Rob Mills, Chief Financial Officer, to discuss the second quarter financial and operating results. A live audio webcast of the call may be heard at http://www.knology.com/. Following the conclusion of the call, a replay will be available through midnight on Thursday, August 14, by dialing 1-800-642-1687. The ID number is 2038612. An audio webcast replay will also be available at http://www.knology.com/. The text of this earnings release, including the financial and statistical information to be presented in the call, can be accessed at http://www.knology.com/news/.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. For instance, while we and Verizon have entered into a definitive agreement, we may not complete the transaction. In the event we do not receive necessary regulatory or other approvals or fail to satisfy the conditions to closing, the transaction will terminate. Other risks and uncertainties related to the transaction, in addition to the factors described below, include that we may encounter difficulties integrating the acquired businesses or that the cost of integration will be greater than we expect. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of other factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2002, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements.

Knology, Inc.
Operating Results
As of the Quarters Ending

	June 30, 2002	Mar 31, 2003	June 30, 2003	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	429,399	439,025	443,159	1%	3%
Connections
Video	124,707	132,385	132,163	0%	6%
Telephone
On-Net	94,969	113,899	115,268	1%	21%

Off-Net	5,895	5,268	5,332

Total Telephone	100,864	119,167	120,600	1%	20%
High Speed Internet	41,464	55,000	58,031	6%	40%

Total On-Net Connections	261,140	301,284	305,462	1%	17%
Total Connections	267,035	306,552	310,794	1%	16%

Knology, Inc.
Financial Results for the Quarters Ending
$(000's)

	June 30, 2002	Mar 31, 2003	June 30, 2003
Revenue	$34,878	$40,687	$42,869
Costs and Expenses Excluding Depreciation and Amortization	(30,181)	(34,329)	(34,226)

EBITDA, as adjusted *	4,697	6,358	8,643
Depreciation and Amortization	(20,604)	(19,420)	(19,933)
Reorganization Expenses	—	—	(43)
Non-Cash Stock Option Compensation	—	(427)	(478)
Litigation Expenses	—	(199)	(411)
Gain on Warrants	2,865	—	—
Interest and Other Expense, net	(11,106)	(6,781)	(7,228)
Income Tax Benefit (Provision)	(110)	—	—

Net Loss	$(24,258)	$(20,469)	$(19,450)

*
EBITDA, as adjusted, represents a non-GAAP measure calculated as Revenue less Operating Expenses. The remaining income and expense items reflected above are excluded from the EBITDA, as adjusted calculation and included to calculate Net (Loss) Income.

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KNOLOGY REPORTS STRONG REVENUE AND EBITDA IN SECOND QUARTER 2003